Exhibit 3.48

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

COLUMBIA MEDICAL CENTER OF DENTON SUBSIDIARY, L.P.

The undersigned parties, being all of the partners (the “Partners”) of COLUMBIA MEDICAL CENTER OF DENTON SUBSIDIARY, L.P. (the “Limited Partnership”), a Texas limited partnership, hereby continue the Limited Partnership pursuant to the provisions of the Texas Revised Limited Partnership Act (the “Act”), hereby amend and restate the partnership agreement of the Limited Partnership and hereby agree that the ownership interests in the Limited Partnership are as follows:

Name and Address	Percentage Ownership
SOLE GENERAL PARTNER:	.01
Columbia North Texas Subsidiary GP, LLC 13455 Noel Road, Twentieth Floor Dallas, Texas 75240
SOLE LIMITED PARTNER:
Columbia North Texas Healthcare System, L.P. 13455 Noel Road, Twentieth Floor Dallas, Texas 75240	99.99%

The capital contributions of the Partners shall be as reflected in the Partnership’s books and records. Neither Partner shall be required to make any additional contributions of capital to the Limited Partnership, although the Partners may from time to time agree to make additional contributions to the Limited Partnership.

The Limited Partnership may engage in any lawful business permitted by the Act, including without limitation, acquiring, constructing, developing, owning, operating, selling, leasing, financing and otherwise dealing with real property and healthcare businesses.

The address of the registered office of the Limited Partnership in the State of Texas is c/o Corporation Service Company, d/b/a CSC-Lawyers Incorporating Service Company, 400 N. St. Paul Street, Dallas, Texas 75201 and the name and address of the registered agent for service of process on the Limited Partnership in the State of Texas is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company, 400 N. St. Paul Street, Dallas, Texas 75201. The address of the principal office when records are required to be kept or made available is 13455 Noel Road, 20th Floor, Dallas, Texas 75240.

The Limited Partnership shall be terminated and dissolved upon the earlier of (i) the mutual agreement of the Partners or (ii) December 31, 2050.

Prior to the dissolution of the Partnership, no Partner shall have the right to receive any distributions of or return of its capital contribution.

All distributions and all allocations of income, gains, losses and credits shall be made in accordance with the Percentage Ownership of each Partner.

The General Partner shall have the exclusive right and full power and authority to manage, control, conduct and operate the business of the Partnership, and may take any and all action without the consent of the Limited Partner. The General Partner shall maintain all books and records required by the Act to be maintained at the address specified above or at any other office designated by the General Partner. The General Partner shall make available at the address specified above in the State of Texas such books and records of the Limited Partnership as are required pursuant to the Act. The General Partner shall have the right to designate a different registered agent and/or registered office for the Limited Partnership by complying with any requirements pursuant to the Act.

The Limited Partnership shall indemnify and hold harmless the General Partner, and its partners, managers, members, employees, agents and representatives and the shareholders, officers, directors, members, employees, agents and representatives of its partners to the fullest extent permitted by the Act.

Neither the General Partner nor the Limited Partner shall be permitted to withdraw from the Limited Partnership or transfer, assign, or pledge its interest in the Limited Partnership without the prior written consent of the other Partner, which consent may be withheld in such Partner’s sole discretion.

The Limited Partnership is hereby authorized to engage in any merger or consolidating transaction with any limited partnership or other business entity as provided in Section 2.11 of the Act. Any such merger or consolidation transaction may be approved solely by the General Partner and does not require the consent of the Limited Partners. If the Limited Partnership is the surviving or resulting limited partnership in any merger or consolidation, this Amended and Restated Agreement of Limited Partnership (“Agreement”) may be further amended and/or restated in connection with the agreement of merger or consolidation.

This Agreement may be amended solely by the General Partner without the approval of the Limited Partner. Any such amendment approved by the General Partner may amend and restate this Agreement in its entirety and may add and/or substitute partners and reallocate the Percentage Ownership in the sole and absolute discretion of the General Partner.

The Partners hereby agree that all other terms of the Limited Partnership be controlled and interpreted in accordance with the Act.

EXECUTED effective as of June 1, 1997.

SOLE GENERAL PARTNER:

COLUMBIA NORTH TEXAS SUBSIDIARY GP, LLC

By:
John M. Franck II
Authorized Representative

SOLE LIMITED PARTNER:

COLUMBIA NORTH TEXAS HEALTHCARE SYSTEM, L.P.

By:	NORTH TEXAS GENERAL, L.P.,
general partner

	By:	NTGP, INC.,
general partner

By:
John M. Franck II, Secretary

	By:	Galen Hospitals of Texas, Inc., general partner

By:
John M. Franck II, Secretary

AMENDMENT NO. 1 TO AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

COLUMBIA MEDICAL CENTER OF DENTON SUBSIDIARY, L.P.

The undersigned, being the General Partner of COLUMBIA MEDICAL CENTER OF DENTON SUBSIDIARY, L.P. (the “Partnership”), a Texas limited partnership, hereby amends the Amended and Restated Agreement of Limited Partnership of the Partnership as follows:

The address of the registered office of the Limited Partnership in the State of Texas is CT CORPORATION SYSTEM at 350 North St. Paul Street, Dallas, Texas 75801 and the name and address of the registered agent for service of process on the Limited Partnership in the State of Texas is CT CORPORATION SYSTEM at 350 North St. Paul Street, Dallas, Texas 75801. The address of the principal office when records are required to be kept or made available is One Park Plaza, Nashville, Tennessee 37203.

Dated: 4/29/2003	COLUMBIA NORTH TEXAS SUBSIDIARY GP, LLC

Dora A. Blackwood, Vice President and Assistant Secretary